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Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus of Aon Corporation for the registration of common stock pertaining to the Aon Stock Incentive Plan of our report dated February 12, 2002 (except for Note 1, as to which the date is August 14, 2002), with respect to the consolidated financial statements and the related financial statement schedules (as restated) of Aon Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chicago, Illinois February 18, 2003

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  Exhibit 23.2